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                                                                   EXHIBIT 10.30


                             MANUFACTURING AGREEMENT


     This MANUFACTURING AGREEMENT (the "Agreement") is dated as of September 30, 1998 by and between HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Horizon"), and IDEAS FOR MEDICINE, INC., a Florida corporation ("IFM").

RECITALS

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of September 30, 1998 (the "Asset Purchase Agreement"), by and between Horizon and IFM, Horizon has purchased from IFM, and IFM has sold to Horizon, certain assets related to the Products Business, including all rights in and to the Products;

     WHEREAS, pursuant to Section 3.2(d) of the Asset Purchase Agreement, IFM has agreed to enter into this Agreement to provide certain manufacturing services to Horizon on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

     Section 2. Manufacturing Services. IFM agrees to furnish all of the following services (referred to herein collectively as the "Manufacturing Services"):

                  (a) Manufacturing of Products. After the Closing Date and for the term of this Agreement, IFM shall continue to manufacture the Products for Horizon in accordance with the terms of this Agreement. IFM will manufacture the Products exclusively for Horizon for the term of the Agreement. Horizon agrees to purchase Products exclusively from IFM during the term of this Agreement except as otherwise provided herein.

                  (b) Quantity of Products. During each of the four consecutive 12-month periods beginning October 1, 1998 and ending September 30, 2002, Horizon shall purchase and IFM shall deliver Products pursuant to the production schedule in respect of such year as described in Exhibit A. Horizon shall order and purchase from IFM, and IFM shall manufacture and deliver, an amount (the "Minimum Annual Sale Amount") of Products such that the annual sales of Products to Horizon herewith shall equal at least $6,000,000 during each 12-month period under this Agreement, provided that such Minimum Annual Sale Amount shall be reduced by the Lost Sales Amount (as defined below) of any Product (a "Lost Product") which (i) IFM is unable to deliver as a result of a failure by IFM to comply with the Laws of the FDA or the Authorities applicable to IFM in connection with its services under this Agreement, or (ii) Horizon is prevented from selling as a result of interference or infringement actions or other judicial or adversary proceedings concerning the Intellectual Property transferred to Horizon under the Asset Purchase Agreement. "Lost Sales Amount" means the average weekly sales of a Lost Product for the prior quarter multiplied by the number of weeks during which IFM is unable to deliver or during which Horizon is prevent from selling.

                  (c) Pricing. Horizon shall pay IFM for all Products ordered by Horizon at the price indicated on Exhibit B during the 12-month period following the date of this Agreement. The prices shall


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be subject to adjustment after October 1, 1999 in the event the direct cost of the components and raw materials used in the Products increases by more than 25% from such direct cost as of the date of this Agreement. IFM shall provide an invoice to Horizon for each shipment of the Products and Horizon shall pay the appropriate Price as provided herein within 45 days of the date of each such invoice. Any amounts not paid when due under this Agreement shall bear interest at the lesser of (a) 1 1/2% per month or (b) the maximum legal rate.

                  (d) Establishment of Manchester Production Line. Upon the expiration or termination of the Agreement, Horizon shall establish a new production line to be used for the manufacturing of the Products (the "Manchester Production Line") at Horizon's manufacturing facility located in Manchester, Georgia (the "Manchester Facility"). Horizon shall be responsible for the disassembly, packing, moving, and reassembly of the Equipment. IFM shall assist Horizon with such disassembly and reassembly and shall give Horizon reasonable access to IFM's manufacturing facility in order to complete the disassembly and packing of the Equipment. After the transfer of the Equipment to the Manchester Facility, IFM shall provide technical assistance for one (1) month and shall be available for three (3) months thereafter for purposes of assisting Horizon with the manufacturing process. Except for the Equipment, Horizon shall be responsible for the cost and acquisition of all equipment, machinery, tools and supplies required for the establishment of the Manchester Production Line.

The Manufacturing Services are further described on the attached Exhibit A.

     Section 3.   Equipment and Inventory.

                  (a) Use of Equipment. During the term of this Agreement and in connection with IFM's obligations under Section 2(a) of this Agreement, IFM may use the Equipment at no charge to IFM but only in connection with the manufacture of the Products as provided hereunder. Normal wear and tear and deterioration are the responsibility of Horizon. Repair or replacement of the Equipment will be the responsibility of IFM.

                  (b) License Grant. Horizon hereby grants to IFM the license to use the Intellectual Property in connection with the performance of the Manufacturing Services hereunder.

     Section 4.   Term.

                  (a) The term of this Agreement shall expire four (4) years from the Closing Date, unless earlier terminated as provided below.

                  (b) Horizon may terminate this Agreement on 90 days written notice of termination to IFM in the event IFM is unable to deliver the Products as required pursuant to Exhibit A or otherwise breaches a material term of this Agreement, and such failure or breach is not cured by IFM within 60 days after notice of such failure or breach is submitted to IFM by Horizon.

                  (c) In the event of the termination or expiration of this Agreement, Horizon shall purchase from IFM all of its raw materials and components inventory at a price equal to IFM's cost, provided in no event shall Horizon be required to purchase raw materials or components inventory in excess of the amount required to assemble the Products to be purchased during the next 6-month period as set forth in the then applicable production schedule or forecast. No termination of this Agreement shall affect the obligation to pay for any amounts due prior to such termination or as a result of such termination.


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                  (d) Horizon may terminate this Agreement on 6 months written notice of termination after Horizon has purchased an aggregate of $24,000,000 of Products under this Agreement, and in such event, the prices for the Products indicated on Exhibit B, which reflect a percentage of the sales price of the Products as of the date hereof, shall be increased to an amount which reflects 60% of the sales price of the Products as of the date hereof, plus any adjustments made pursuant to Section 2(c), for the 6 months prior to termination.

                  (e) In the event of any breach of this Agreement by Horizon which is not cured within 60 days following written notice thereof by IFM to Horizon, IFM may terminate this Agreement for breach and shall be entitled to receive an amount equal to (i) the direct costs incurred by IFM for all purchase orders committed for raw materials and components, (ii) the direct and indirect costs incurred by IFM for 6 months after such termination for labor utilized in the manufacture of the Products, and (iii) the fixed facility costs incurred by IFM in connection with the manufacture of the Products for the period from termination to 4 years following the Closing Date. The parties acknowledge that damages in the event of a breach by Horizon are difficult to ascertain and that the payment required hereby has been agreed by the parties to be liquidated damages and not a penalty.

                  (f) After the first 18-month period under this Agreement, IFM may terminate this Agreement on 12 months notice of termination, and in such event, the prices for the Products indicated on Exhibit B, which reflect a percentage of the sales price of the Products as of the date hereof, shall be decreased during the final 6-month period of the Agreement to an amount which reflects 40% of the sales price of the Products as of the date hereof, plus any adjustments made pursuant to Section 2(c).

     Section 5. Performance of Manufacturing Services. IFM agrees to perform the Manufacturing Services in a professional and competent manner, using the same standard of care that IFM uses in performing such services in its own affairs.

     Section 6.   Indemnification.

                  (a) IFM agrees to indemnify and hold harmless Horizon and its officers, employees, agents and assigns from and against any and all liabilities, claims, demands, suits, actions, causes of action or any other legal proceedings arising out of, or related in any way to, (i) any grossly negligent or intentional act or omission by IFM arising out of or in connection with IFM's performance of the Manufacturing Services under this Agreement, (ii) the failure of the Products to meet the specifications provided by Horizon for such Products, and (iii) the failure of IFM to comply with the Laws of the FDA or the Authorities applicable to IFM in connection with the manufacture of the Products hereunder. IFM agrees to pay all losses, damages (actual and exemplary), costs, expenses, invoices and bills (including reasonable attorneys'
fees) incurred by Horizon and its officers, employees, agents and assigns as a result of any such negligent or intentional act or omission by IFM.

                  (b) Horizon agrees to indemnify and hold harmless IFM and its officers, employees, agents and assigns from and against any and all liabilities, claims, demands, suits, actions, causes of action or any other legal proceedings arising out of, or related in any way to, (i) any grossly negligent or intentional act or omission by Horizon arising out of or in connection with Horizon's performance of its obligations under this Agreement
(ii) except for actions for which Horizon is entitled to indemnification under
Section 6(a) hereof, the distribution, marketing or sales of the Products or defect in the design or specifications for the Products, and (iii) the failure of Horizon to comply with the Laws of the FDA or the Authorities in connection with the sale of the products by Horizon. Horizon agrees to pay all losses, damages (actual and exemplary), costs, expenses, invoices and bills (including reasonable attorneys' fees) incurred by IFM and its officers, employees, agents and assigns as a result of any such negligent or intentional act or omission by Horizon.

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                  (c) Promptly after receipt by Horizon or IFM (hereinafter
collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Horizon or IFM, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (d) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (e) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

     Section 7. Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, legal representatives and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior

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written consent of the other party. Any attempted assignment without the required consent shall be null and void.

     Section 8. Relationship of the Parties. None of the provisions of this Agreement are intended to create nor shall they be deemed or construed by the parties to create any partnership or joint venture relationship or other relationship between the parties hereto, except that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. The parties covenant and agree during the term of this Agreement to provide access to information as provided in Section 6.5 of the Asset Purchase Agreement.

     Section 9. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia, without regard to that state's conflict of laws provisions.

     Section 10. Amendment. This Agreement may be amended, supplemented or modified only by a written agreement signed by each party hereto.

     Section 11. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

     Section 12. Attorneys Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

     Section 13. Force Majeure. Neither party shall be liable for failure or delay in performance of any of its obligations hereunder if such delay or failure results from an Act of God, war conditions, embargo, general labor strike or other similar conditions beyond either party's control.

     Section 14. Taxes. Horizon shall be responsible for paying all sales, use, transaction or other value added taxes (other than taxes measured by the net income of IFM) resulting from this Agreement, if any.

     Section 15. Survival. The provisions of Sections 4, 6, 8, 9, 12, 14, 17, 18 and 19 shall survive any termination or expiration of this Agreement.

     Section 16. Severability. In the event that any portion of this Agreement is determined to be invalid or illegal, such invalidity or illegality shall not impair the operation or effect of any remaining portions of this Agreement.

     Section 17. Representations. Horizon shall make no representations or warranties to any of its customers attributable to IFM with respect to the Products except for those expressly authorized by IFM in writing.

     Section 18. Insurance. During the term of this Agreement and for a three
(3) year period following expiration of this Agreement, Horizon shall maintain product liability insurance in amounts of not less than $5,000,000 per occurrence and $5,000,000 in the aggregate during the policy period to cover the Products and the distribution, marketing, and sale of the Products. Such insurance policy shall name Horizon as the named insured and IFM as an additional insured.

     Section 19. Limitation of Liability. EXCEPT FOR CLAIMS UNDER SECTION 6 HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST SAVINGS ARISING OUT OF

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THE SALE OR USE OF THE PRODUCTS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE
POSSIBILITY OF SUCH DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY. IN NO EVENT SHALL IFM'S LIABILITY UNDER THIS AGREEMENT EXCEED $15,000,000.

     Section 20. Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date when delivered personally or sent by facsimile, the next business day after delivery to a nationally recognized overnight delivery service, or on the seventh (7th) day after mailing if mailed by first class mail, registered or certified, postage prepaid, and properly addressed as follows or to such other address as either party may designate by notice to the other party:

                           To Horizon:

                                    Horizon Medical Products, Inc.
                                    Attn:  President
                                    Seven North Parkway Square
                                    4200 Northside Parkway, N.W.
                                    Atlanta, Georgia  30327
                                    FAX:  404/264-9919

                           With copies to:

                                    Nat G. Slaughter, III
                                    Slaughter & Virgin, P.C.
                                    400 Colony Square; Suite 1110
                                    1201 Peachtree Street, N.E.
                                    Atlanta, Georgia  30361
                                    FAX:  404/872-7879

                           and
                                    Jon R. Harris, Jr., Esq.
                                    King & Spalding
                                    191 Peachtree Street, N.E.
                                    Suite 4600
                                    Atlanta, Georgia 30303-1763


                           To IFM:

                                    Ideas for Medicine, Inc.
                                    Attn: President
                                    1655 Roberts Blvd., N.W.
                                    Kennesaw, Georgia  30144
                                    FAX:  770/590-3754

                           With a copy to:

                                    Arnall Golden & Gregory, LLP
                                    Attn:  Clinton D. Richardson

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                                    2800 One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309-3450
                                    FAX:  404/873-8665


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                          HORIZON MEDICAL PRODUCTS, INC.


                                          By:  /s/ WILLIAM E. PETERSON
                                             ----------------------------------
                                               William E. Peterson, Jr.
                                               President



                                          IDEAS FOR MEDICINE, INC.


                                          By:  /s/ EDWIN B. CORDELL, JR.
                                             ----------------------------------
                                               Edwin B. Cordell, Jr.
                                               Chief Financial Officer
















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                                    EXHIBIT A

                             Manufacturing Services


1. During the term of the Agreement, IFM will manufacture products per the production schedule attached hereto as Exhibit A-1. At the end of the first 6 months of the term of this Agreement, Horizon shall provide to IFM a proposed production schedule for the next 6-month period and, thereafter, Horizon shall update such production schedule each month on a rolling 6-month basis. Changes to the production schedule or forecast must be submitted at least 90 days prior to requested delivery. After the first 12 months of the term of this Agreement, the production schedule shall require production by IFM and sales to Horizon of at least $500,000 of Products per month. In the event IFM is unable to deliver Products requested by Horizon in excess of $500,000, then Horizon may obtain the manufacture of the Products from another party. In the event IFM is unable to fulfill Horizon orders for at least $500,000 of Products (based on a reasonable Product mix) per month after the first 6 months of the term of this Agreement, then Horizon shall have the rights provided in Section 4(b) hereof. All forecasts must reflect a reasonable mix of Products. If Horizon requests a rapid change in Product mix, IFM will use its reasonable efforts to accommodate a request for change.

2. Products ordered in accordance with the terms thereof will be available to be shipped from IFM's facility in accordance with the terms of the production schedule.

3. IFM will package product per Horizon's specifications using packaging and labeling made available by Horizon, and will ship product to the Manchester Facility at Horizon's expense and direction.

4. IFM shall deliver the Products in accordance with the specifications and quality requirements set forth herein. With respect to Products that are defective or damaged prior to delivery to Horizon, IFM shall use reasonable efforts to replace such Products within 15 days of the return thereof to IFM and if IFM is unable to replace such Products within 15 days, then IFM shall refund to Horizon the purchase price for such Products. IFM shall investigate customer complaints and report to Horizon within 30 days with the results of such investigation. Any required changes by IFM shall be recommended to Horizon in connection with such complaint and implemented within 15 days thereafter.

5. Upon the expiration or termination of the Agreement, manufacturing of the Products shall be transferred from the IFM Facility to the Manchester Facility.

6. For the first 6 months of this Agreement, IFM shall provide to Horizon, as reasonably requested access to certain agreed upon personnel of IFM to assist Horizon in training its personnel with respect to the Products. Horizon shall reimburse IFM for the travel expenses incurred in connection with such training.



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                                   EXHIBIT A-1

                               Production Schedule



See attached.


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                                    EXHIBIT B



See Attached. The sales price of the Products is the amount listed in the attached schedule under the column designated ASP. The price to be paid by Horizon to IFM for the Products shall be (i) 55% of such ASP amount for the first $3,000,000 of sales of Products to Horizon hereunder, (ii) 45% of such ASP amount for the next $3,000,000 for sales of Products to Horizon hereunder, and
(iii) 50% of such ASP amount for sales of Products to Horizon thereafter, except when modified under Section 4 of the Agreement. The ASP was calculated based on the total sales revenues with respect to each individual Product divided by the number of units of such Product sold, in each case for the period January 1, 1998 through August 31, 1998. In the event an error has been made in the calculation of the ASP amounts set forth on the attached list, the parties agree to recalculate the ASP as appropriate and to make an appropriate adjustment for any amounts paid by Horizon to IFM prior to such recalculation.